EXHIBIT 99.1
National Western Life Group, Inc. Announces 2018 Full Year and Fourth Quarter Earnings

Austin, Texas, February 28, 2019 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today 2018 consolidated net earnings of $116.8 million, or $33.02 per diluted Class A common share, compared with consolidated net earnings of $110.4 million, or $31.23 per diluted Class A common share, for 2017. The Company's book value per share increased to $522.76 as of December 31, 2018 from $503.88 as of December 31, 2017. For the quarter ended December 31, 2018, the Company reported consolidated net earnings of $21.8 million, or $6.16 per diluted Class A common share, compared with $39.6 million, or $11.19 per diluted Class A common share, in the fourth quarter of 2017. Results for the fourth quarter of 2017 included a $17.1 million tax benefit for implementation of provisions of the Tax Cuts and Job Acts passed in December of that year.

The Company reported earnings from operations, excluding net realized gains and losses on investments, of $110.1 million for the year ended December 31, 2018, or $31.14 per diluted Class A common share, compared to $100.8 million, or $28.52 per diluted Class A common share in the same period for 2017. Mr. Moody commented on the earnings results saying, "For the second consecutive year our operating earnings exceeded the $100 million threshold. The earnings attained in 2018 are a testament to decades of solid business practices creating a fundamentally solid block of business."

Operating revenues, excluding investment and index option gains and losses, declined 2% in 2018 to $623.2 million from $636.8 million in 2017. Mr. Moody indicated, "With our decision to gradually disengage over the past several years from accepting life insurance applications from residents outside the U.S., we anticipated marginal declines in operating revenues to emerge. As a result, we set on a course of pursuing other strategic initiatives which lead to our announcement earlier this month that we had successfully completed the acquisition of Ozark National Life Insurance Company and its affiliated broker-dealer, N.I.S. Financial Services, Inc. We are excited to add these successful organizations to the National Western family of companies and look forward to the growth and synergies we anticipate occurring."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company (NWLIC). Founded in 1956, NWLIC is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. NWLIC has 275 employees and approximately 25,200 contracted independent agents, brokers, and consultants. At December 31, 2018, the Company maintained consolidated total assets of $11.9 billion, stockholders' equity of $1.9 billion, and life insurance inforce of $18.6 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Operating Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Revenues, excluding investment and index option gains (losses)	$155,230	159,634	623,180	636,809
Realized and unrealized gains (losses) on index options	(115,585)	84,323	(80,004)	222,875
Realized gains on investments	2,841	3,858	8,423	14,764
Total revenues	42,486	247,815	551,599	874,448

Earnings:
Earnings from operations	$19,532	37,080	110,104	100,825
Net realized gains on investments	2,244	2,507	6,654	9,596
Net earnings	21,776	39,587	116,758	110,421

Net earnings attributable to Class A shares	21,160	38,467	113,456	107,298

Basic Earnings Per Class A Share:
Earnings from operations	$5.53	10.48	31.14	28.52
Net realized gains on investments	0.63	0.71	1.88	2.71
Net earnings	6.16	11.19	33.02	31.23

Basic Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Diluted Earnings Per Class A Share:
Earnings from operations	$5.53	10.48	31.14	28.52
Net realized gains on investments	0.63	0.71	1.88	2.71
Net earnings	6.16	11.19	33.02	31.23

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com